UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2013

COMMUNITY BANK SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2013, Community Bank, N.A. (the “Community Bank”), the wholly-owned banking subsidiary of Community Bank System, Inc. (the “Company”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Bank of America, N.A. (“BOA”) pursuant to which Community Bank agreed to acquire certain assets and assume certain liabilities of eight BOA branch offices located in Lansford, Leighton, Scranton, Freeland, Hazleton (2), Kingston and Wilkes-Barre, Pennsylvania (the “Branches”).  Subject to the terms of the Agreement, Community Bank will acquire approximately $369 million in deposits and $950,000 in loans, for a purchase price equal to the sum of a deposit premium of 2.37% based on the 30-day average balances prior to the closing of the transaction, the face value of the loans plus accrued interest, and the net book value of the other assets acquired.

The Agreement contains certain customary representations, warranties, and covenants of the parties, including, among others, covenants providing that (i) Community Bank offer employment to the Branch employees, (ii) BOA shall conduct the business at the Branches in the ordinary course during the period between the execution of the Agreement and consummation of the acquisition, and (iii) BOA is subject to certain non-compete and non-solicitation covenants relating to the Branches and the business being acquired by Community Bank.  The acquisition is subject to receipt of all required regulatory approvals, as well as other customary conditions to closing, including the execution and delivery of related transaction documents.  The acquisition is expected to be completed in the fourth quarter of 2013.

The foregoing description of the Agreement and related transaction does not purport to be complete and is qualified in its entirety by reference to the purchase agreement, which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated into this report by reference.

A copy of the press release, dated July 24, 2013, issued by the Company to announce the execution of the agreement, is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d)                  Exhibits

2.1                 Purchase and Assumption Agreement, dated July 23, 2013, by and between Community Bank, N.A. and Bank of America, N.A.

99.1               Press Release, dated July 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman
Name: George J. Getman
Title: EVP and General Counsel

Dated:  July 26, 2013